Exhibit 3.3

Amended and Restated

Limited Liability Company Operating Agreement of

AB Commercial Real Estate Private Debt Fund, LLC

THE LIMITED LIABILITY COMPANY INTERESTS IN AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC (THE “COMPANY”) ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND TO PREVENT THE COMPANY FROM BEING SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES TO THE EXTENT SUCH OWNERSHIP WOULD CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT UNDER THE CODE. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST NOTIFY THE COMPANY IN WRITING AT LEAST 15 DAYS PRIOR TO SUCH PROPOSED OR ATTEMPTED TRANSFER. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH MEMBER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY SHALL BE DESIGNATED AND TREATED AS EXCESS UNITS WHICH SHALL BE HELD IN TRUST BY THE EXCESS UNIT TRUSTEE FOR THE BENEFIT OF THE CHARITABLE BENEFICIARY.

    , 2021

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

AB COMMERCIAL REAL ESTATE PRIVATE DEBT FUND, LLC

Dated as of __, 2021

This Amended and Restated Limited Liability Company Operating Agreement is made and entered into as of the date set forth above by and among the undersigned Persons and shall hereafter govern the Company. Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Article I.

RECITALS:

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware on June 1, 2021, and entered into the Original Agreement; and

WHEREAS, the Members wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree to continue the Company and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

Interpretation

Section 1.01 Definitions. Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Applicable Period”	means the calendar quarter (or part thereof) for which the calculation of the Incentive Fee is being made.

“Act”	means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

“Administrator”	means State Street Global Services or any other firm or firms as the Company may, in its sole discretion, select, at the expense of the Company, for the purpose of maintaining the Company’s books and records and performing administrative services (which may include back-office and mid-office services) on behalf of the Company, including tax and accounting functions.

“Advisers Act”	means the Investment Advisers Act of 1940, as amended.

“Affiliate”	means, with respect to any specified Person:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that serves as a director, officer, trustee, employee, member, partner or shareholder (or in any similar capacity) of such specified Person; and

(c) any Person with respect to which such specified Person serves as a general partner or trustee (or in any similar capacity).

For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, including investment decisions, whether through the ownership of voting securities, by contract or otherwise. With respect to affiliates of the Investment Manager, control shall have such other meaning as shall be determined by the Investment Manager in good faith to be consistent with, prescribed by, or recommended under GAAP.

“Agreement”	means this Amended and Restated Limited Liability Company Operating Agreement.

“Authorized Representative”	means, with respect to any Person, directors, employees, agents, advisers, or representatives responsible for matters relating to the Company or any other Person approved in writing by the Company.

“Beneficially Own”	means ownership by a person who would be treated as an owner of the Member either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.

“Bernstein Member”	means each Member that is a client of Sanford C. Bernstein & Co., LLC, an affiliate of the Investment Manager.

“BHCA”	means the Bank Holding Company Act of 1956, as amended.

“BHC Member”	means any Member that is, or is a company that controls, is controlled by, or is under common control with, a bank holding company (as defined in Section 2(a) of the BHCA) that is subject to the provisions of Regulation Y issued by the Board of Governors of the Federal Reserve System, unless such Member has requested, and the Company agrees, that the Member not be treated as a BHC Member.

“Bloomberg Prime Rate”	means the rate of interest published from time to time by Bloomberg L.P. and designated as the prime rate.

“Board”	shall have the meaning set forth in Section 3.01(a).

“Business Day”	means a day the New York Stock Exchange, the NYSE Arca Equities or the NYSE MKT exchanges are open for business.

“Capital Call”	shall have the meaning set forth in Section 5.03(b).

“Capital Call Amount”	shall have the meaning set forth in Section 5.03(b).

“Capital Call Notice”	shall have the meaning set forth in Section 5.03(b).

“Capital Commitment”	means, with respect to each Member, the amount of cash such Member has agreed to contribute to the Company for the purchase of Units pursuant to the related Subscription Agreement, as may be adjusted pursuant to the terms of this Agreement.

“Capital Contribution”	means, with respect to each Member, the amount of cash contributed by such Member for the purchase of Units from time to time pursuant to Section 5.03 or otherwise pursuant to this Agreement.

“Charitable Beneficiary”	means an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Company as the beneficiary or beneficiaries of the Excess Unit Trust.

“Class”	means any class of Units as may from time to time be established by the Company.

“Closing”	means the Initial Closing Date and any Subsequent Closing Date.

“Code”	means the Internal Revenue Code of 1986, as amended.

“Commitment Facility”	shall have the meaning set forth in Section 4.01(f).

“Commitment Period”	shall have the meaning set forth in Section 5.02(b).

“Commitment Shortfall”	shall have the meaning set forth in Section 5.03(c).

“Company”	means AB Commercial Real Estate Private Debt Fund, LLC, a Delaware limited liability company.

“Company Act”	means the Investment Company Act of 1940, as amended.

“Company Counsel”	shall have the meaning set forth in Section 11.16.

“Company Expenses”	shall have the meaning set forth in Section 4.08(c).

“Confidential Information”	means all information concerning the business and affairs of the Company, the Board, the Investment Manager or their Affiliates that the Company in its sole discretion reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the Company in its sole discretion believes is not in the best interests of the Company or its Affiliates, or could damage the Company or its Affiliates or their respective businesses, or which the Company or its Affiliates are required by law or agreement with a third party to keep confidential, including any information relating to the Company’s financial and investment strategy (e.g., portfolio positions, trades and contemplated trades); all notices, letters and other communications whether written or oral between the Company or its Affiliates and any Member; the names and addresses of each of the Members and their initial and subsequent Capital Contributions.

“Core Earnings”	shall have the meaning set forth in Section 4.09(b).

“Current Income”	means cash dividends, interest and other similar cash distributions received by the Company in respect of its investments, net of any expenses or other obligations of the Company and reserves for existing or anticipated obligations of the Company.

“Default”	shall have the meaning set forth in Section 5.06(a).

“Defaulting Member”	shall have the meaning set forth in Section 5.06(a).

“Director”	shall have the meaning set forth in Section 3.01(a).

“Distribution Election”	shall have the meaning set forth in Section 5.04(a).

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Unit Redemption Price”	shall have the meaning set forth in Section 7.04(g).

“Excess Unit Trust”	means the trust created pursuant to the provisions of Section 7.04.

“Excess Unit Trustee”	means a Person, who shall be unaffiliated with the Company, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Company as the trustee of the Excess Unit Trust.

“Excess Units”	shall have the meaning set forth in Section 7.03(d).

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Financing Subsidiary”	means a direct or indirect Subsidiary of the Company, including but not limited to a bankruptcy remote special purpose entity, which will enter into a credit facility or issue debt.

“Fiscal Year”	shall have the meaning set forth in Section 2.04.

“Former Member”	means each such Person as hereafter from time to time ceases to be a Member, whether voluntarily or otherwise, in accordance with this Agreement.

“Funding Account”	shall have the meaning set forth in Section 5.05(a).

“GAAP”	means US generally accepted accounting principles, in effect from time to time.

“Government Agencies”	shall have the meaning set forth in Section 10.01(b).

“Incentive Fee”	shall have the meaning set forth in Section 4.09(a).

“Income”	means ordinary income and capital gains (including short-term capital gains) for Federal income tax purposes.

“Indemnified Losses”	shall have the meaning set forth in Section 4.06(a).

“Indemnified Party”	means the Board, each Director, the Investment Manager, any Person selected to serve on a committee pursuant to Section 4.10 and each of their respective Affiliates, members, partners, officers, employees and legal representatives (e.g., executors, guardians and trustees) of any of them, including Persons formerly serving in such capacities.

“Initial Closing Date”	means the initial date on which Capital Commitments are first accepted by or on behalf of the Company from Members.

“Initial Member”	means Alliance Capital Management LLC.

“Initial Repurchase Date”	means, for each Capital Commitment, the last calendar day of the first calendar quarter that occurs after the expiration of the Lock-Up Period in respect of such Capital Commitment.

“Investment Manager”	means AllianceBernstein L.P., a Delaware limited partnership, or other Persons selected by the Company to provide certain management and administrative services to the Company.

“Investment Proceeds”	means amounts received by the Company from investments, excluding Current Income, and including without limitation principal repayment, sale or distribution proceeds, net of any expenses or other obligations of the Company and reserves for existing or anticipated obligations of the Company.

“IRS”	means the U.S. Internal Revenue Service.

“Judicially Determined”	means found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed.

“Lenders”	shall have the meaning set forth in Section 4.01(f).

“Lock-Up Period”	means, for each Capital Commitment, the period commencing on the applicable Closing on which the Capital Commitment was made and ending on the Business Day immediately preceding the three-year anniversary of the date of such Closing.

“Majority”	of the Members means, as of any date of determination, Members that hold a majority-in-interest of Units.

“Management Agreement”	means the Investment Management Agreement entered by and between the Investment Manager and the Company.

“Management Fee”	shall have the meaning set forth in Section 4.08(a).

“Member”	means each Person admitted as a Member of the Company in accordance with this Agreement, including any Persons hereafter admitted as Members in accordance with this Agreement and excluding any Persons who cease to be Members in accordance with this Agreement.

“Memorandum”	means the Confidential Memorandum of the Company, as amended and/or supplemented from time to time.

“Net Asset Value”	means the excess of the value of the Company’s assets over the value of its liabilities as determined in accordance with this Agreement. The Net Asset Value per Unit shall be determined by dividing the Net Asset Value of the Company by the total number of Units outstanding as at any Valuation Date.

“Nonaffiliated	means Members that are not Affiliates of the

Members”	Investment Manager.

“Non-Defaulting Members”	shall have the meaning set forth in Section 5.06(a).

“Non-Voting Units”	means Units, the holder of which is not entitled to vote, consent or withhold consent with respect to any Company matter, except as otherwise expressly provided in this Agreement.

“NYSE Exchanges”	means the New York Stock Exchange (NYSE), the NYSE Arca Equities or the NYSE MKT exchanges.

“Officer”	shall have the meaning set forth in Section 3.06(a).

“Organizational Expenses”	means the legal, accounting, filing and other organizational and offering expenses of the Company incurred in the formation of the Company (including, without limitation, fees and other out-of-pocket expenses of counsel to, and accountants for, the Company, and other expenses, in each case, incurred in connection with the formation of the Company, the preparation of this Agreement, and other documents and agreements relating to the organization of the Company and the offering of Units in the Company), any such shared legal, accounting, filing and other organizational and offering expenses of the Company’s predecessor fund that did not ultimately commence investment operations as intended, and compliance with applicable laws or regulations relating thereto.

“Original Agreement”	means the Limited Liability Company Agreement of the Company, dated as of June 1, 2021.

“Other Accounts”	means other accounts to which the Investment Manager or any of its Affiliates provides investment services.

“Other Agreements”	means side letters or similar separate written agreements, the provisions of which may modify the terms of this Agreement.

“Person”	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.

“Post Commitment Period Capital Call”	shall have the meaning set forth in Section 5.03(b).

“Post Commitment Period Obligation”	shall have the meaning set forth in Section 5.02(c).

“Proceedings”	means claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations in connection with the Company’s investment activity), actual or threatened.

“Purported Beneficial Transferee”	means, with respect to any purported Transfer which results in Excess Units, the beneficial holder of the Units, if such Transfer had been valid under Section 7.03.

“Purported Record Transferee”	means, with respect to any purported Transfer which results in Excess Units, the record holder of the Units, if such Transfer had been valid under Section 7.03.

“Registered Fund Member”	means a Member that is an investment fund registered as an investment company under the Company Act.

“Regulations”	means the United States Treasury Regulations promulgated under the Code, as in effect from time to time.

“REIT”	shall have the meaning set forth in Section 4.01(p).

“Reinvestment Election”	shall have the meaning set forth in Section 5.04(a).

“Reinvestment Plan”	shall have the meaning set forth in Section 5.04(a).

“Related Investor”	means a Member that is a partner, member or employee of the Investment Manager or its Affiliates, such person’s family members and trusts or other entities established for the benefit of such person or his or her family members.

“Remaining Commitment”	means, with respect to any Member, as of any date, (a) the amount of such Member’s Capital Commitment reduced by amounts contributed to the Company in respect of Capital Calls and Post Commitment Period Capital Calls and increased by (i) the amount of any unused Capital Contributions that are returned to such Member pursuant to Section 5.03(d) and (ii) distributions to such Member that represent a return of capital (and not distributions of Current Income). Each Capital Commitment made by a Member shall be accounted for separately, including for purposes of determining Remaining Commitments and Capital Calls.

“Repurchase Date”	shall have the meaning set forth in Section 6.02(b).

“Repurchase Request Period”	shall have the meaning set forth in Section 6.02(b).

“SEC”	means the U.S. Securities and Exchange Commission.

“Securities Act”	means the Securities Act of 1933, as amended.

“Security” and “Securities”	means (i) securities (including synthetic securities) of any kind (including, without limitation, “securities” as that term is defined in Section 2(l) of the Securities Act) and (ii) any other ownership or beneficial interest in any asset.

“Special Purpose Vehicle”	means one or more corporations or other entities to invest (whether alone or together with the Other Accounts), in securities or participations in securities of the Company.

“Subscription Agreement”	means the subscription agreement (including the investor questionnaire attached to such Subscription Agreement as completed by each Member prior to the Company’s acceptance of such Member’s subscription) between each Member and the Company pursuant to which such Member has subscribed for and purchased Units.

“Subsequent Closing Date”	means any date after the Initial Closing Date on which Capital Commitments are accepted by or on behalf of the Company from Members.

“Subsidiary”	means one or more subsidiary investment vehicles that are managed and/or sponsored by the Investment Manager that the Company may invest through or otherwise utilize in order to achieve certain tax, regulatory and/or administrative efficiencies.

“Substitute Member”	means a Transferee of Units who is admitted to all of the rights of a Member with respect to the Units transferred or assigned to it pursuant to Section 7.01.

“Suspension”	shall have the meaning set forth in Section 6.07(b).

“Transaction Fees”	shall have the meaning set forth in Section 4.08(g).

“Transfer”	means any transaction by which a Member may directly, indirectly or synthetically sell, transfer, pledge, mortgage, assign, hypothecate, sell, convey, exchange, reference under a derivatives contract or any other arrangement or otherwise dispose of all or any portion of its Units to any other beneficial owner or other Persons.

“Transferee”	means any Person to which Units are transferred in accordance with Section 7.01.

“Transferor”	means any Person that makes a Transfer of its Units in accordance with Section 7.01.

“Units”	means limited liability company units issued by the Company to the Members in accordance with this Agreement.

“Valuation Date”	means the last Business Day of each calendar quarter or such other date designated by the Company to accept the purchase of Units, as determined in its sole discretion.

“Valuation Policy”	means the Investment Manager’s valuation policy and procedures, as may be amended from time to time.

Section 1.02 Interpretation and Construction.

(a) In this Agreement, unless a clear contrary intention appears:

(i) common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii) where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii) “any” shall mean “one or more”;

(iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(v) all references to “funds”, “dollars” or “payments” shall mean United States dollars.

(b) The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

(c) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.03 Discretion; Good Faith. Whenever in this Agreement the Investment Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Investment Manager shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Investment Manager shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different Members, provided that, in making any such decision described in clauses (i) and (ii) above, the Investment Manager shall act consistent with its fiduciary duties to the Members.

ARTICLE II

General Provisions

Section 2.01 Formation of the Company. The Company was formed as a limited liability company under the Act, by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware on June 1, 2021. Such action is hereby ratified and confirmed in all respects. In connection with the filing of the Certificate of Formation, all of the actions of Bradford Stanley taken in his capacity as an authorized person of the Company are hereby ratified, approved and confirmed in all respects.

Section 2.02 Company Name and Address. The name of the Company is “AB Commercial Real Estate Private Debt Fund, LLC.” The principal office of the Company is located at 1345 Avenue of the Americas, New York, New York 10105, or at such other location as the Company in the future may designate. The Company shall promptly notify the Members of any change in the Company’s address.

Section 2.03 Registered Agent and Registered Office. The registered agent for the Company is The Corporation Trust Company. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 2.04 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each year.

Section 2.05 Purposes of the Company. The Company is organized for the purposes of engaging in the business described in the Memorandum and engaging in all activities and transactions as the Investment Manager may deem necessary or advisable in connection therewith, including doing such other acts as are necessary or advisable in connection with the maintenance and administration of the Company. Such business and investment activities are managed by the Board which has delegated such responsibilities to the Investment Manager as investment manager to the Company pursuant to the Management Agreement, as further set forth in this Agreement. As the Company may make some or all of its investments through Subsidiaries, certain references to the term “Company,” as used in this Agreement in relation to the investment of the Company’s assets, should be understood to include Subsidiaries.

ARTICLE III

The Board, Officers and Members

Section 3.01 The Board.

(a) The board of directors of the Company (the “Board”, and each a “Director”) shall be comprised of at least three (3) Directors but not more than nine (9) Directors. On the date of this Agreement, each Director shall be an employee of, or otherwise affiliated with, the Investment Manager or its Affiliates. From time to time after the date of this Agreement, one or more additional or replacement Directors (including such Persons that may be affiliated with the Investment Manager or its Affiliates) may be appointed by the Board, as determined by the Board in its sole discretion.

(b) Except as otherwise provided in this Agreement, the Board shall have the power and authority to delegate to one or more other Persons its rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers to the Investment Manager. The Board may authorize any Persons (including, without limitation, any Member or Affiliate of the Company or the Investment Manager) to enter into any document on behalf of the Company and perform obligations of the Company thereunder.

(c) The Board shall have the power and authority to enter into the Management Agreement, in which the Board will delegate to the Investment Manager all rights, power, authority, discretion, duties and responsibilities in respect of the Company, including without limitation, responsibility for the investment activities of the Company and Subsidiaries and the day-to-day management and administration of the Company and Subsidiaries. The Members have no authority or right to act on behalf of the Company in connection with any matter.

(d) Each Director shall hold office until such Director’s earlier resignation, death or incapacity. Any Director may resign at any time by submitting his or her written resignation to the Board. Such resignation shall take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

(e) The Board shall meet at such times as it determines in its discretion. Written notice stating the place, day and hour of any meeting of the Board shall be delivered to each Director prior to such meeting. The Board shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(f) Except as may be otherwise specifically provided by law, the Certificate of Formation of the Company or this Agreement, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business and the act of Directors holding a majority of votes cast on a matter at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Board may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(g) Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all person participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.01(g) shall constitute presence in person at such meeting.

(h) Subject to the provisions of this Agreement, any action which could be taken by the Board at a meeting of the Board may be taken by the Board, without a meeting, without prior notice and without vote, if a written consent setting forth the action so taken is signed by at least a majority of the Directors. Any such written consent may be executed and ascribed to by facsimile, electronic mail or similar electronic means.

Section 3.02 Withdrawal of Initial Member; Admission of New Members.

(a) The Initial Member hereby withdraws from the Company upon the admission of the first additional Member to the Company.

(b) Admission of a new Member in accordance with the terms and conditions set forth herein shall not be a cause for dissolution of the Company.

Section 3.03 Liability of the Members.

(a) Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and a Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(b) Neither the Directors of the Board, the Investment Manager nor any of their Affiliates (other than the Company) shall be liable for the return of the Capital Contributions of any Member, and each Member hereby waives any and all claims that it may have against the Investment Manager or any Affiliate thereof (other than the Company) in this regard.

Section 3.04 Capital Structure.

(a) As of the date of this Agreement, the Company shall offer one class of Units.

(b) The Company, in the Company’s sole discretion, may establish additional Classes in the future (or enter into Other Agreements with certain Members that alter, modify or change the terms of the Units held by such Members, including Related Investors) having different terms than those of the Units described in this Agreement, including different Incentive Fee, Management Fees, repurchase rights, minimum and additional subscription amounts, informational rights, capacity rights and other rights. New Classes may be established by the Company without providing prior notice to, or receiving consent from, existing Members. The terms of such Classes shall be determined by the Company in its sole discretion.

(c) The Company may issue Units in such amounts and to such Members from time to time in order to give effect to the provisions of this Agreement.

Section 3.05 Information for the Company.

(a) Every beneficial owner of 1% or more (or such other percentage, between 1⁄2 of 1% and 5%, as provided in the Regulations) of the number or value of outstanding Units shall, within thirty (30) days after January 1 of each year, give written notice to the Company stating the name and address of such beneficial owner, the number of Units Beneficially Owned, and a description of how such Units are held. Each such beneficial owner shall provide to the Company such additional information as the Company may reasonably request in order to determine the effect, if any, of such beneficial ownership on the Company’s status as a REIT under the Code.

(b) Each Person who is a beneficial owner of Units and each Person who is holding Units for a beneficial owner shall provide to the Company in writing such information with respect to direct, indirect and constructive ownership of Units as the Company deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Company’s status as a REIT under the Code, to confirm the Company is not a “pension-held REIT” within the meaning of Section 856(h)(3)(D) of the Code, to determine whether the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code and to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Section 3.06 Officers.

(a) The Board may (but is not required to), from time to time, appoint such officers (“Officers”) as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board). Any number of offices may be held by the same Person. In the Board’s discretion, it may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware. Any Officer so designated shall have such authority and perform such duties as is customary for an officer of such type for a Delaware corporation or as the Board may, from time to time, delegate to such Officer. The Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall have qualified as an Officer or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(b) Any Officer may resign or be removed as such at any time, subject to any employment agreement with the Company or any of its Affiliates. Designation of any Person as an Officer by the Board pursuant to the provisions of Section 3.06(a) shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

ARTICLE IV

Management of the Company

Section 4.01 General. The management and conduct of the business of the Company shall be vested in the Board (or the Investment Manager as its delegate, pursuant to the Management Agreement). In such instance, the Board and/or the Investment Manager shall have the authority, on behalf and in the name of the Company, to take any action or make any decisions on behalf of the Company hereunder, to carry out any and all of the purposes of the Company set forth in Section 2.05, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including to:

(a) acquire, hold, manage, vote, own and dispose of Securities and any other assets held by the Company, including investing any portion of the Company’s investible assets in one or more Subsidiaries;

(b) exercise any rights to foreclose on or otherwise exercise remedies with respect to the investments;

(c) invest through one or more special purpose vehicles or taxable REIT subsidiaries of the Company which, in turn, may enter into one or more service agreements with respect to one or more investments;

(d) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and wire funds, draw checks, or make other orders for the payment of monies;

(e) borrow or loan money and property (including Securities), including the purchase of Securities on margin, either with or without collateral security, to mortgage, pledge, assign, or otherwise hypothecate any one or more of the Company’s properties or assets to secure any such borrowing on behalf of the Company, and to guarantee the obligations of other Persons;

(f) either directly or through a Financing Subsidiary, borrow funds and otherwise incur indebtedness, obtain lines of credit, loan commitments or letters of credit for the account of the Company, from one or more commercial banks, financial institutions or other sources (collectively, the “Lenders”), for working capital purposes (including, but not limited to, paying Company Expenses or managing cash flows from Capital Commitments), and issue guaranties with respect to any such borrowings by any Financing Subsidiary; provided that in connection with the foregoing, any such financing and/or guaranty may be secured by an assignment, pledge, mortgage, charge or other security interest in (i) the Capital Commitments, the Company’s right to initiate Capital Calls and Post Commitment Period Capital Calls and collect the Capital Contributions of the Members and to enforce their obligations to make Capital Contributions to purchase Units, and (ii) a Company collateral account into which the payment by the Members of their Remaining Commitments are to be made, and all claims, rights and interests relating to or arising from clause (i) or this clause (ii) (including, without limitation, the right to exercise any remedies of the Company under or related to this Agreement in respect of any such Capital Calls and Post Commitment Period Capital Calls or such Capital Contribution), which may be granted to the Lenders pursuant to any security documentation entered into between the Company and any Lender (any such arrangement, a “Commitment Facility”);

(g) retain the Administrator and to cause the Company to compensate the Administrator for administrative services;

(h) enter into Other Agreements with Members containing such terms and conditions as determined by the Board, which has delegated such authority to the Investment Manager pursuant to the Management Agreement;

(i) provide the Administrator or other service providers to the Company with such information and instructions as may be necessary to enable such service providers to perform their duties in accordance with the applicable agreements;

(j) engage attorneys, independent accountants, other service providers and such other Persons as the Company or Board may deem necessary or advisable;

(k) authorize any partner, member, employee or other agent of the Board or Investment Manager or its Affiliates or other agent of the Company to act for and on behalf of the Company in all matters incidental to the foregoing;

(l) take whatever steps are required by governmental authorities having jurisdiction over the Company or its assets;

(m) possess and exercise all of the rights and powers provided by law to a board in a limited liability company (or provided to the Investment Manger as the Board’s delegate pursuant to the Management Agreement);

(n) do any and all acts on behalf of the Company as it may deem necessary or advisable in connection with the maintenance and administration of the Company;

(o) take whatever steps are required in order to register the Units under the Exchange Act; and

(p) take whatever steps are necessary to conduct the business, operations and affairs of the Company in a manner that permits the Company to qualify as a “real estate investment trust” within the meaning of Section 856(a) of the Code (“REIT”) and the provisions of this Agreement shall be interpreted and applied in a manner consistent with this authorization.

Section 4.02 Commitment Facilities. In the event the Company determines that it should enter into one or more Commitment Facilities, each of the Members shall agree that the Lenders (or any administrative agent or collateral agent acting on behalf of the Lenders) may require the Members to comply with Capital Calls and Post Commitment Period Capital Calls consistent with the terms of this Agreement, and in connection with such Commitment Facility each Member shall comply with any request by the Company or such Lender (if authorized to make such request under the relevant security documentation) to (a) confirm to such Lenders the terms of their Capital Commitments and the amount of their Remaining Commitments to the Company; (b) provide such financial information as may be reasonably requested by such Lenders; and (c) execute and deliver such documents as may be reasonably requested in order to obtain such Commitment Facility. In connection with any Commitment Facility, the Company, on its own behalf and on behalf of the Company, shall be authorized (i) to execute, deliver and perform the obligations of the Company under any credit agreement, guarantee and/or related documentation, and (ii) to pledge, hypothecate, mortgage, charge, assign, transfer or grant security interests in or other liens on (A) the Members’ obligations to make Capital Contributions under this Agreement and (B) any other assets, rights or remedies of the Company hereunder, including, without limitation, the Company’s right to initiate Capital Calls and Post Commitment Period Capital Calls, the Company’s right to accept additional Capital Contributions and to receive Capital Contributions and other payments and to exercise remedies upon a Default by a Member in the payment of its Capital Contributions and (C) any other related rights, titles, interests, remedies, powers and privileges of the Company. In connection with any Commitment Facility, each Member agrees and acknowledges for the benefit of the Lenders (1) to make Capital Contributions without defense, counterclaim or offset, all of which are hereby waived as against the Lenders (including any defense that may arise under Section 365 of 11 USC §§ 101-1330, as amended from time to time); provided, that the foregoing waiver shall not affect the right of such Member to independently assert any defense, counterclaim or offset against the Company, the Board, the Investment Manager or any other Member and (2) that all Capital Contributions made by such Member in connection with a Commitment Facility shall be made to an account (in which such Lenders shall have a security interest) as directed by the Company or the Lenders. Further, each Member agrees that all of its claims against the Company, the Board and/or the Investment Manager shall be subordinate to all payments due to the applicable Lenders. All rights granted to a Lender pursuant to this Section 4.02 shall apply to its agents and its successors and assigns.

Section 4.03 No Participation in Management by Members. Except as authorized by the Investment Manager, the Members, in their capacities as such, shall not take part in the management or control or conduct of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 4.04 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the Investment Manager’s representation that it is acting on behalf of and upon the authority of the Company as set forth in this Agreement and the Management Agreement.

Section 4.05 Other Activities of the Investment Manager. The Investment Manager and its Affiliates shall devote so much of their time to the affairs of the Company as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and neither the Investment Manager nor its Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Company not expressly set forth in this Agreement or the Management Agreement. Nothing contained in this Section 4.05 shall be deemed to preclude the Investment Manager or its Affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for their own accounts, for any of their family members or for Other Accounts. No Member shall, by reason of being a Member in the Company, have any right to participate in any manner in any profits or income earned, derived by or accruing to the Investment Manager or any Affiliate from the conduct of any business other than the business of the Company (to the extent provided in this Agreement and the Management Agreement) or from any transaction in Securities effected by the Investment Manager or such Affiliate for any account other than that of the Company.

Section 4.06 Exculpation.

(a) No Indemnified Party shall be liable to any Member or the Company for any costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines or settlements (collectively, “Indemnified Losses”) arising out of, related to or in connection with any act or omission of such Indemnified Party taken, or omitted to be taken, in connection with the Company or this Agreement, except for any Indemnified Losses arising out of, related to or in connection with any act or omission that is Judicially Determined to be primarily attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. In addition, no Indemnified Party shall be liable to any Member or the Company for any Indemnified Losses arising out of, related to or in connection with any act or omission taken, or omitted to be taken, by any broker or agent of the Company if such broker or agent was selected, engaged or retained by such Indemnified Party directly or on behalf of the Company in accordance with the standard of care set forth above. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants in respect of affairs of the Company and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such Persons; provided, that such Persons shall have been selected in accordance with the standard of care set forth above.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.06 shall not be construed so as to provide for the exculpation of any Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 4.06 to the fullest extent permitted by law.

Section 4.07 Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising out of, related to or in connection with the Company or this Agreement, or any and all Proceedings in which an Indemnified Party may be involved, as a party or otherwise, arising out of, related to or in connection with such Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Company, or which relate to the Company, except for any Indemnified Losses that are Judicially Determined to be primarily attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. The Company shall also indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of any broker or agent of the Company; provided, that such broker or agent was selected, engaged or retained by such Indemnified Party directly or on behalf of the Company in accordance with the standard of care set forth above. The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnified Party’s acts, omissions or alleged acts or omissions were primarily attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. Expenses (including legal and other professional fees and disbursements) incurred in any Proceeding may, with the consent of the Investment Manager, be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized hereunder. If for any reason (other than the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party, as set forth above) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Losses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Indemnified Party on the other hand or, if such allocation is not permitted by applicable law or regulation, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(b) The rights accruing to any Indemnified Party under the indemnification provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled and shall survive the termination of such Indemnified Party in any capacity relating to the Company.

(c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.07 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 4.07 to the fullest extent permitted by law.

Section 4.08 Management Fee; Payment of Certain Costs and Expenses.

(a) The Investment Manager shall be entitled to receive a fee for investment management services in the amount set forth in the Management Agreement (the “Management Fee”). The Investment Manager may, in its discretion, reduce, waive or calculate differently the Management Fee charged to certain Members, including, without limitation, Members that are Related Investors, so long as such reduction, waiver or calculation does not result in a preferential dividend under Section 562(c) of the Code.

(b) Except as provided herein, the Investment Manager shall be responsible for the expenses of their respective operations, including rent, salaries, furniture and fixtures, and other office equipment.

(c) The Company shall bear all direct costs, fees and expenses incurred in connection with its management and operations, including but not limited to: investment expenses (including any expenses that the Investment Manager reasonably determines to be related to investments, including expenses related to due diligence, sourcing, purchasing, structuring, originating, disposing, monitoring, financing or hedging of the Company’s or each Subsidiary’s assets, such as brokerage commissions, expenses relating to clearing and settlement charges, custodial fees, bank service fees and interest expense, whether or not the investment was consummated); expenses related to owning and operating real assets; servicing fees and expenses including such expenses incurred or such fees paid to the Investment Manager or its Affiliates in its capacity as servicer if the Company believes the Investment Manager or its Affiliates can provide such services more effectively and at a costs that is comparable to prevailing market rates for such services; expenses incurred in connection with collection of monies owed to the Company or any Subsidiary; expenses relating to compliance with REIT qualification requirements; costs for forming and maintaining any Subsidiaries; expenses arising out or related to the foreclosure on collateral securing one or more investments of the Company, and, thereafter, expenses associated with holding, valuing, disposing of, trading, financing, negotiating, and structuring such foreclosed collateral (including the costs of structuring, establishing, maintaining and liquidating any vehicles established to hold or facilitate the holding of such foreclosed collateral); legal expenses; professional fees (including, without limitation, expenses of consultants and experts or special servicing fees payable to a third party servicer or to the Investment Manager or its Affiliates) relating to investments; accounting expenses; auditing and tax preparation and other tax related expenses; research-related expenses to the extent that such services fall within the safe harbor of Section 28(e) of the Exchange Act (including, without limitation, news and quotation services, market data services, and fees to third-party providers of research and/or portfolio risk management services); travel-related expenses (including costs related to transportation, lodging and accommodations, meals and entertainment); interest expense, initial and variation margin, appraisal fees and expenses; broken deal expenses and other transactional charges; fees or costs, all other out-of-pocket expenses incurred in connection with the preparation and distribution of reports to the Members and the operation and administration of the Company’s costs and expenses incurred in connection with the organization and offering and sale of Units (including, without limitation, all legal expenses, printing and mailing costs, insurance costs, filing and registration fees);

the Management Fee; the Incentive Fee; the costs and expenses of third-party risk management products and services (including, without limitation, the costs of risk management software or database packages); any insurance, indemnity or litigation expense (including premiums for policies taken out to cover members of the Board and officers of the Investment Manager, regardless of whether or not those policies cover liability that is not indemnifiable pursuant to the terms of this Agreement); fees of the Administrator; expenses associated with the Company’s or any Subsidiary’s administrative and reporting costs, financial statements and tax returns, including the meeting expenses of the Board or the Members; expenses related to regulatory compliance; expenses related to the procurement, maintenance, enhancement and use of software programs and systems; expenses of certain in-house services performed by the Investment Manager in respect of the Company if the Investment Manager believes it can provide such services more effectively and at a cost that is comparable to prevailing market rates for such services; compensation payable to the Company’s chief financial officer, chief accounting officer and other staff of the Company (which such compensation shall be allocated among the Company and other applicable clients of the Investment Manager on a basis that the Investment Manager believes in good faith to be fair and reasonable); expenses incurred in connection with complying with provisions in Other Agreements, including “most favored nations” provisions; any extraordinary expenses (including, to the extent permitted by law, if applicable, indemnification or litigation expenses and any judgments or settlements paid in connection therewith or other costs or expenses arising therefrom); any taxes, fees or other governmental charges levied against the Company; wind-up and liquidation expenses (and expenses comparable to the foregoing); and other similar expenses related to the Company (collectively, “Company Expenses”).

(d) The Investment Manager shall be reimbursed by the Company for Organizational Expenses. Pursuant to an Expense Limitation Agreement, the Investment Manager may determine to limit Organizational Expenses and Company Expenses in the aggregate that are borne by the Company to the extent necessary to prevent Organizational Expenses and Company Expenses, on an annualized basis, from exceeding a percentage determined by the Investment Manager in its discretion. This limit shall be maintained until the third anniversary of the Initial Closing Date. Pursuant to such limit, any fees waived and expenses borne by the Investment Manager may be reimbursed by the Company during the three year period that such limit is in place, provided that no reimbursement payment will be made that would cause the Company’s expenses to exceed the same limit. Notwithstanding the foregoing, extraordinary expenses (including, but not limited to, litigation expenses, indemnification expenses, lender liability expenses and other expenses not incurred in the ordinary course of the Company’s business), the Management Fee, the Incentive Fee, interest expenses, financing costs and expenses, and reserves for and costs associated with determining current expected credit losses, shall not be included as Company Expenses for purposes of calculating the foregoing expense limit.

(e) Generally, Company Expenses (other than any expenses that the Company determines in its sole discretion should be reflected in the Net Asset Value of the Units held by a particular Member or Member), shall be reflected in the Net Asset Value of Units of all Members on a pro rata basis. To the extent that Company Expenses are borne by the Investment Manager or its Affiliates, the Company shall reimburse such party for such expenses.

(f) If any of the expenses listed in Section 4.08(c) are incurred jointly for the account of the Company and any Other Accounts, such expenses shall be allocated among the Company and such Other Accounts in proportion to the size of the investment made by each to which such expense relates, or in such other manner as the Investment Manager considers fair and equitable.

(g) Any transaction or similar fees (such as acquisition, disposition, financing or other similar fees, but not including servicing fees) from third parties (“Transaction Fees”) shall be paid to the Company (and thereby reflected in the Net Asset Value of Units held by all of the Members on a pro rata basis), subject to compliance with the REIT qualification requirements. The Company may retain the Investment Manager and/or one or more Affiliates of the Investment Manager to perform and receive fees for asset management, leasing, construction management, loan servicing, special servicing or other similar services, which fees will not cause a reduction in the Management Fee or otherwise be deemed to constitute Transaction Fees, if the Company believes that the Investment Manager or its Affiliates can provide such services more effectively and at a cost that is comparable to prevailing market rates for such services.

(h) For the avoidance of doubt, each Member shall be solely responsible for its own legal and tax counsel and any out-of-pocket expenses incurred in connection with its investment in the Company.

Section 4.09 Incentive Fee.

(a) At the end of each calendar quarter, the Investment Manager shall be entitled to receive an incentive fee (the “Incentive Fee”) equal to the difference between (x) the product of (A) 15% and (B) the difference between (1) Core Earnings of the Company for the most recent 12 month period (or such lesser number of completed calendar quarters, if applicable), and (2) the product of (I) the weighted average of the Company’s Net Asset Value of the three previous calendar quarters (or such lesser number of completed calendar quarters, if applicable) and the Company’s Net Asset Value as of the beginning of the then current calendar quarter, and (II) 6% per annum, and (y) the sum of the Incentive Fee previously paid to the Investment Manager with respect to the first three calendar quarters of the most recent 12 month period (or such lesser number of completed calendar quarters, if applicable); provided, that no Incentive Fee shall be payable to the Investment Manager with respect to any calendar quarter unless the Core Earnings for the twelve (12) most recently completed calendar quarters (or such lesser number of completed calendar quarters following the Initial Closing Date) is greater than zero. The Incentive Fee shall be prorated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such periods as the case may be. Unless otherwise determined by the Investment Manager, the Company’s Net Asset Value at the beginning of a calendar quarter for purposes of this Incentive Fee calculation shall be equal to the Company’s Net Asset Value as of the end of the previous calendar quarter as increased by Capital Contributions and decreased by repurchases.

(b) For purposes of the foregoing, “Core Earnings” means the net income (loss) attributable to the holders of Units, computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), and excluding (i) the Incentive Fee, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the Applicable Period, regardless of whether such items are included in other comprehensive income or loss or in net income and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between the Investment Manager and the Board and approved by a majority of the Board.

(c) For the avoidance of doubt, the Investment Manager shall also be entitled to receive an Incentive Fee with respect to any Units that are repurchased at the end of any calendar quarter (in connection with repurchases of such Units pursuant to the Repurchase Plan) in an amount calculated as described above with the relevant period being the portion of the calendar quarter for which such Unit was outstanding, and proceeds for any such Unit repurchase shall be reduced by the amount of any such Incentive Fee.

(d) In the sole discretion of the Company, the Incentive Fee may be waived, reduced or calculated differently with respect to the Units held by certain Members, including, without limitation, a Related Investor, so long as such waiver, reduction or calculation does not result in a preferential dividend under Section 562(c) of the Code.

Section 4.10 Principal Transactions and Other Related Party Transactions of the Company. Each Member hereby authorizes the Investment Manager, on behalf of such Member, to select one or more Persons, who shall not be an Affiliate of the Investment Manager, to serve on a committee at the Company level, the purpose of which shall be to consider on behalf of the Members and approve or disapprove, to the extent required by applicable law or deemed advisable by the Investment Manager, principal transactions, certain other related party transactions and certain other transactions and matters involving potential conflicts of interest. In no event shall any such transaction be entered into unless it complies with applicable law. Each Member acknowledges that such committee may approve of such transactions prior to or contemporaneous with, or ratify such transactions subsequent to, the consummation of such transactions and that the actions of the committee shall bind the Members and the Company. In no event shall any such transaction be entered into unless it complies with applicable law. The Person(s) so selected may be exculpated and indemnified by the Company in the same manner and to the same extent as the Investment Manager is so exculpated and indemnified.

Section 4.11 Assignment of Investment Advisory Contract. Without the consent of a Majority of the Nonaffiliated Members, the Company may not enter into any transaction, with respect to this Agreement or any investment advisory contract between the Company and the Investment Manager, that would constitute an “assignment” as such term is defined under the Advisers Act.

ARTICLE V

Capital Commitments; Lock-Up Period; Commitment Period; Capital Calls; Defaults

Section 5.01 Capital Commitments.

(a) The Capital Commitment of each Member shall be the amount of cash such Member has agreed to contribute pursuant to its Subscription Agreement, as may be adjusted pursuant to the terms of this Agreement. Closings shall be held as of the end of a calendar quarter, subject to the Company’s discretion to hold Closings at any other time.

(b) Each Member is irrevocably and unconditionally obligated to fund its Capital Commitment in accordance with the terms and conditions set forth in this Agreement, in each case, without any set-off, defense or reduction.

Section 5.02 Lock-Up Period; Commitment Period.

(a) Each Capital Commitment made by a Member at a Closing shall have its own Lock-Up Period. Upon the expiration of a Member’s Lock-Up Period, such Member may choose to be released from its Remaining Commitment, subject to certain Post Commitment Period Obligations.

(b) Each Capital Commitment (or a portion thereof, as applicable) of a Member shall last until (i) the Company determines to repurchase all or any portion of such Member’s Units that are attributable to such Capital Commitment (or such portion thereof, as applicable), in accordance with the terms and conditions set forth in this Agreement (which for the avoidance of doubt, shall not become available pursuant to a Member’s repurchase request until the expiration of the Lock-Up Period), (ii) such Member has chosen to be released from its Remaining Commitments after the expiration of its Lock-Up Period (except with respect to Post Commitment Period Obligations) or (iii) the Company has elected to wind up (the “Commitment Period”).

(c) During the applicable Commitment Period for a Member, such Member shall be required to purchase Units for funding drawdowns up to the amount of its Remaining Commitment, in accordance with the terms and conditions set forth in this Agreement. Following the Commitment Period for a Member, such Member shall be released from any further obligation with respect to its Remaining Commitment (and will thereby be released from any further obligation to purchase Units), except to the extent necessary to: (i) cover the expenses or other obligations or liabilities of the Company, including the Management Fee; (ii) complete investments by the Company in respect of transactions in process prior to the end of the Commitment Period; (iii) make follow-on investments; (iv) repay borrowings; (v) make investments for purposes of protecting or enhancing the value of an investment; and (vi) satisfy guarantees or other obligations of the Company, including the Company’s indemnification obligations (whether incurred before or after the Commitment Period) ((i)-(vi) above shall be referred to herein as a “Post Commitment Period Obligation”).

(d) For the avoidance of doubt, in the event that a Member submits a request for the Company to repurchase a portion of such Member’s Units, the Commitment Period shall continue in the ordinary course in respect of the remaining portion of the Capital Commitment for which such Member has not submitted a repurchase request.

(e) Notwithstanding anything to the contrary in this Agreement, any Member whose Units are repurchased by the Company as set forth in this Agreement shall not be required to fund its Remaining Commitment with respect to such Units.

Section 5.03 Capital Contributions.

(a) Each Member shall be required to make a Capital Contribution to the Company for the purchase of Units up to an aggregate amount equal to such Member’s Remaining Commitment from time to time, as provided in this Section 5.03. Subject to the Act, no Member shall be obligated to make any additional Capital Contributions for the purchase of Units in excess of such Member’s Remaining Commitment. No Member shall be entitled to interest on its Capital Contributions. All payments by the Members to the Company pursuant to this Section 5.03 shall be made in US dollars and other immediately available funds denominated in US dollars.

(b) Each Member’s Remaining Commitment shall be paid to the Company to make investments, and at the Company’s discretion, to pay Company Expenses (without duplication) from time to time, in each case, in such amounts (the “Capital Call Amounts”) and on such dates as shall be specified by the Company upon at least five (5) Business Days’ written notice (the “Capital Call Notice”), by the Company, which notice shall be delivered by facsimile, electronic transmission, Federal Express or other overnight courier. The duration of the Capital Call Notice may be extended by the Company with respect to certain Members, as determined in the sole discretion of the Company. Capital calls (other than those that include calls for Post Commitment Period Obligations) for the purchase of Units by Members shall generally be made by the Company pro rata based on the Capital Commitments of the Members that are still within their respective Commitment Periods (each, a “Capital Call”). Capital Calls to fund a Post Commitment Period Obligation shall generally be made pro rata based on each Member’s share (which shall include Members currently in their respective Commitment Periods for any common investments or Company Expenses) of such Post Commitment Period Obligation, as determined by the Company (each, a “Post Commitment Period Capital Call”).

(c) If either a Capital Call or a Post Commitment Period Capital Call to purchase Units exceeds a Member’s Remaining Commitment (such excess, the “Commitment Shortfall”), the Company shall generally call the full amount of such Member’s Remaining Commitment, and the Company shall generally increase the Capital Calls or the Post Commitment Period Capital Calls, as applicable, to the other Members by an amount equal to the Commitment Shortfall, which amount shall be called pro rata in accordance with such other Members’ Capital Commitments. If one or more Commitment Shortfalls arise due to the increase to cover the first Commitment Shortfall, the same methodology shall be used to determine the amount to be called from each Member.

(d) Any amounts contributed by the Members to the Company as Capital Contributions and not invested or otherwise employed for Company purposes (including the payment of Company Expenses) may be returned by the Company to the Members who have contributed such amounts pro rata in proportion to the amounts so contributed by the Members and if returned, will increase the Remaining Commitments of such Members.

Section 5.04 Reinvestment Election; Distribution Election.

(a) With respect to each Capital Commitment made by a Member at a Closing, the Member shall be required to either (i) opt into to the Reinvestment Plan of the Company, as described in the Memorandum (the “Reinvestment Plan,” and any such opt in, a “Reinvestment Election”), whereby the Member shall have its Current Income distributions automatically withheld and reinvested into the Company (with additional Units of the Company corresponding to such reinvestment being issued to such Member), or (ii) opt out of the Reinvestment Plan (any such opt out, a “Distribution Election”), in each case, as elected in the Subscription Agreement of such Member. Any Member that does not make any such election in its Subscription Agreement shall, by default, be deemed to have made a Distribution Election.

(b) A Member may elect to change its election from a Distribution Election to a Reinvestment Election (and vice-versa) by providing written notice to the Company no later than September 30th in any given Fiscal Year, to go into effect for the following Fiscal Year. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, accept such written notices on a later date. Such election may only be revoked prior to September 30th of such Fiscal Year unless otherwise determined by the Company. A Member who provides timely notice in a Fiscal Year to change its election from a Reinvestment Election to a Distribution Election for the upcoming Fiscal Year shall not receive Current Income distributions for income generated during the fourth calendar quarter as the amount of such distributions shall be reflected in the Net Asset Value per Unit as of the date of the change in election. Accordingly, the first applicable distribution or reinvestment of Current Income (as applicable) with respect to such Member will not reflect such Member’s election change.

(c) The Company shall confirm to each Member each distribution or reinvestment of Current Income (as applicable) made pursuant to the Reinvestment Plan as soon as practicable following the date of such distribution or reinvestment of Current Income. With respect to Units that are subject to a reduced Management Fee, such reduced Management Fee shall attach and apply to any corresponding Units issued pursuant to the Reinvestment Plan. Expenses for administering the Reinvestment Plan shall be paid for by the Company. The Reinvestment Plan may be terminated by the Company upon notice in writing mailed to each Member at least thirty (30) days prior to the effectiveness of such termination. The Company shall at all times act in good faith and use its best efforts within reasonable limits to ensure the full and timely performance of all services to be performed pursuant to the Reinvestment Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

(d) With respect to any Member that submits a request for the Company to repurchase all of such Member’s Units that are attributable to its Capital Commitment, such Member shall be automatically be deemed to have made a Distribution Election with respect to such Capital Commitment.

Section 5.05 Automatic Payments and Funding Accounts.

(a) Upon making a Capital Commitment as of the applicable Closing, each Bernstein Member shall agree in its Subscription Agreement to fund all of such Capital Commitment to an investment account of such Bernstein Member that is administered by the Investment Manager or its affiliates and that has been designated by the Bernstein Member as a funding account with respect to the Company (such account, the “Funding Account”). A Bernstein Member’s Funding Account shall be used to fund the Capital Calls related to its Capital Commitment(s). As Capital Calls are made, the Funding Account shall automatically fund, on behalf of each Bernstein Member, an amount equal to the Capital Call made with respect to the Bernstein Member, and such funding by the Funding Account shall be treated as a capital contribution to the Company by the Bernstein Member. Each capital contribution made by the Funding Account to the Company on behalf of a Bernstein Member shall correspondingly reduce the Remaining Commitment of such Bernstein Member to the Company at the time such capital contribution is made on a dollar-for-dollar basis. A Bernstein Member that has funded a Funding Account shall be notified of capital contributions from the Funding Account to the Company made on its behalf.

(b) Each Bernstein Member shall be responsible for maintaining a balance in their Funding Account in an amount equal to or greater than their Remaining Commitment. Each Bernstein Member shall be responsible for funding the portion of its Capital Commitment(s) to the Company that are not able to be funded by its Funding Account (if any), including in the event of a shortfall due to losses in such Funding Account. Accordingly, in the event that there are losses in a Bernstein Member’s Funding Account, such Bernstein Member shall need to have another source of capital to fund its Capital Commitment(s).

Section 5.06 Defaults.

(a) If any Member shall fail to contribute all or a portion of any Capital Call Amount as set forth in a Capital Call Notice on or before the date such Capital Call Amount is required to be contributed, and shall fail to make such payment within five (5) Business Days after written notice of such failure from the Company (such Member being herein referred to as a “Defaulting Member” and such failure to cure as a “Default”), the Company may, in its discretion, require the remaining Members (the “Non-Defaulting Members”), to fund all or any portion of the Capital Call Amount that is in Default (the “Open Capital Call Amount”) up to the amount of their respective

Remaining Commitment. In the sole discretion of the Company, each Non-Defaulting Member may have the obligation to fund its pro rata share of the Open Capital Call Amount (except with respect to the Defaulting Member’s Management Fees) in the same ratio as such Non-Defaulting Member’s Remaining Commitment bears to the aggregate Remaining Commitments of all Non-Defaulting Members; provided, that for any Capital Call Notice made in connection with a Commitment Facility, each Non-Defaulting Member shall have the obligation to fund its pro rata share of the Open Capital Call Amount (except with respect to the Defaulting Member’s Management Fees) in the same ratio as such Non-Defaulting Member’s Remaining Commitment bears to the aggregate Remaining Commitments of all Non-Defaulting Members; provided, further that no Member shall be required to fund amounts in excess of its Remaining Commitments.

(b) If the Company elects not to require the funding of the entire Open Capital Call Amount or if the Non-Defaulting Members do not fund the entire Open Capital Call Amount for any reason, then the Company shall have the right to: (i) admit to the Company an additional Member (or Members) for the sole purpose of assuming all or a portion of the Capital Commitment of the Defaulting Member (to the extent of the Open Capital Call Amount not so funded) and all or a portion of the balance of the Remaining Commitment of such Defaulting Member; (ii) offer to the Non-Defaulting Members the right to increase further their Capital Commitments pro rata in accordance with their Capital Commitments (with the right to increase proportionately their respective share in the event that one or more Non-Defaulting Members decline such offer), in an aggregate amount equal to the balance of the Remaining Commitment of such Defaulting Member; and/or (iii) terminate the right of the Defaulting Member to cast votes, give consents or provide or withhold approvals in respect of any matter under this Agreement or the Act.

(c) In the sole and absolute discretion of the Company, all or a portion of a Defaulting Member’s Units may immediately be forfeited upon any Default by such Member and in such case the Defaulting Member shall not be entitled to any distributions under this Agreement in respect of such forfeited Units, except as otherwise determined by the Company. In addition, at the discretion of the Company, the Defaulting Member may be charged an additional amount on the Open Capital Call Amount at the Bloomberg Prime Rate plus two percent (2%) (which amount shall be classified as interest proceeds) from the date such Open Capital Call Amount was due and payable through the date that full payment for such Open Capital Call Amount is actually made by the Defaulting Member, and to the extent such additional amount is not otherwise paid such additional amount may be deducted from any distribution to such Defaulting Member. Any such charge collected by the Company shall be allocated to the Non-Defaulting Members based on the number of Units held.

(d) For so long as the Defaulting Member remains a Defaulting Member, its Units shall not be entitled to share in any increase of the Net Asset Value of the Company realized after the Default from investments of the Company made prior to such Default; provided that the Units held by such Defaulting Member shall be subject to any decrease of the Net Asset Value of the Company relating to such investments. Defaulting Members (including Defaulting Members removed as Members) shall not be entitled to any distributions under this Agreement.

(e) To the extent permitted by law, each Defaulting Member waives any rights to receive any payments. Each Defaulting Member (including Defaulting Members removed as Members) shall remain fully liable with respect to its Company obligations, to the extent provided by law, as if such Default had not occurred. Each Defaulting Member shall also pay to the Company its pro rata portion (based on the aggregate Capital Commitments of all Members immediately prior to the Default by such Defaulting Member or as otherwise provided in this Agreement) of other Company Expenses. The Company shall have the right, in its discretion, to offset amounts payable by any Defaulting Member pursuant to this Agreement (including, without limitation, Company Expenses and amounts payable under this Section 5.06 against amounts payable by the Company to such Defaulting Member).

(f) Notwithstanding any other provision of this Agreement, each Defaulting Member agrees to pay on demand all reasonable losses, costs and expenses incurred by or on behalf of the Company (including, without limitation, legal fees and expenses as incurred), if any, in connection with the enforcement of this Agreement against such Defaulting Member sustained as a result of a Default by such Member; it being understood that no such payment shall be treated as a Capital Contribution that reduces such Defaulting Member’s Remaining Commitment and any such payment shall be payable without regard to such Member’s Capital Commitment and notwithstanding the termination of the Commitment Period.

Section 5.07 Valuation of the Company’s Portfolio.

(a) In determining the value of a Security or any other asset held by the Company on a Valuation Date, the Company shall value its portfolio in accordance with the Valuation Policy. To the extent that Securities of the Company are held by the Subsidiaries, the Company shall be able to rely on the valuations of such Securities provided by the Subsidiaries. In determining the value of a Security or any other asset held by the Subsidiaries on a given date, the Subsidiaries shall value its portfolio in accordance with the Valuation Policy. The Company may delegate the calculation of the value of the Company’s and the Subsidiaries’ assets to the Administrator.

(b) All values assigned to Securities and other assets by the Company pursuant to this Section 5.07 shall be final and conclusive as to all of the Members.

(c) In connection with any Capital Call or Post Commitment Period Capital Call, the per Unit price for the corresponding purchase of Units shall be determined by the Company in accordance with the policies described in this Agreement and the Memorandum. In particular, in the event that Units are issued as of the first Business Day of a calendar quarter, the per Unit price of such Units shall be equal to the Net Asset Value per Unit established by the Company as of the immediately preceding Valuation Date (i.e., the last Business Day of the immediately preceding calendar quarter). In the event that Units are issued on any day that is not the first Business Day of the calendar quarter, the Company shall use the methods described in this Agreement and the Memorandum, to the extent reasonably possible, to determine the Net Asset Value per Unit as of such issuance date.

Section 5.08 Liabilities. Liabilities shall be determined using GAAP, applied on a consistent basis; provided, however, that the Company in its sole discretion may provide reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves and holdbacks for unspecified contingencies (even if such reserves or holdbacks are not required by GAAP).

Section 5.09 Goodwill. No value shall be placed on the name or goodwill, if any, of the Company, which shall belong exclusively to the Investment Manager.

Section 5.10 Determination by Company of Certain Matters. All matters concerning the valuation of securities and other assets and liabilities of the Company, distributions, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Company, whose determination shall be final and conclusive as to all of the Members.

ARTICLE VI

Repurchases and Distributions

of Capital; Withdrawals

Section 6.01 Repurchases and Distributions in General.

(a) No Member shall be entitled to (i) receive distributions from the Company, except as provided in Sections 6.05 and 8.03 or (ii) request repurchases of its Units, except as provided in Section 6.02 or upon the consent of, and upon such terms as may be determined by, the Company in its sole discretion.

(b) A Member shall cease to be a Member (i) as of the effective date of the repurchase by the Company of all of its Units, (ii) as of the effective date of the Transfer of all of such Member’s Units in accordance with Section 7.01, or (iii) in the event of the dissolution of the Company, as of the final distribution of the assets of the Company. As of the effective date of a the Company’s repurchase of a Member’s Units, solely with respect to the repurchase proceeds, the applicable Member shall be considered a creditor of the Company and shall have no rights or obligations with respect to the Company except that such Member shall (i) have the right to receive, as a creditor, repurchase proceeds and (ii) continue to be bound by the Sections of this Agreement governing the payment of repurchase proceeds, including the right of suspension of such payment pursuant to Section 6.07(b).

Section 6.02 Repurchases of Units.

(a) As of the last calendar day of the first calendar quarter that occurs after the expiration of the Lock-Up Period in respect of a Member’s Capital Commitment (the “Initial Repurchase Date”), the Company may offer, and such Member may submit a request for, the Company to repurchase all or any portion of such Member’s Units that are attributable to such Capital Commitment, subject to the limitations set forth in this Agreement. Thereafter, as of the last calendar day of each calendar quarter (together with the Initial Repurchase Date, each a “Repurchase Date”), the Company may offer, and such Member may submit a request for, the Company to repurchase all or any portion of such Member’s Units that are attributable to such Capital Commitment, subject to the limitations set forth in this Agreement. For the avoidance of doubt, any Member who submits a request for the Company to repurchase all of its Units attributable to a Capital Commitment shall not be subject to the Reinvestment Plan, but rather shall be deemed to have made a Distribution Election with respect to such Capital Commitment. A Member submitting a partial repurchase request that holds Units subject to different Management Fee rates may elect which Units it wishes to be subject to such repurchase request.

(b) To the extent the Company chooses to repurchase Units on a Repurchase Date, the Company shall only repurchase such Units as of the opening of such Repurchase Date. In order to have its Units repurchased as of a Repurchase Date, a Members shall be required to submit a repurchase request and required documentation no later than ninety (90) days prior to the applicable Repurchase Date (the “Repurchase Request Period”). Repurchase requests shall be effected at a repurchase price equal to the transaction price on the applicable Repurchase Date (which shall generally be equal to the Net Asset Value per Unit calculated as of the end of the calendar quarter applicable to applicable Repurchase Date.

(c) The total amount of aggregate repurchases of Units from Members as of any Repurchase Date shall be limited to no more than 5% of the aggregate Net Asset Value of the Units as of such Repurchase Date, subject to increase by the Company as determined in its sole discretion.

(d) In the event the Company determines to repurchase some but not all of the Units submitted for repurchase during any calendar quarter, Units submitted for repurchase during such calendar quarter shall be repurchased on a pro rata basis among such Members who submitted a repurchase request with respect to such calendar quarter. All unsatisfied repurchase requests shall roll over and be automatically resubmitted upon the recommencement of the repurchase plan set forth in this Agreement and such resubmitted repurchase requests shall be satisfied prior to and without taking into account any subsequent repurchase requests (i.e., repurchases of Units will be made on a first-in, first-out basis).

(e) Repurchase requests received after the Repurchase Request Period, shall be executed, at the discretion of the Company, on the next available Repurchase Date at the repurchase price equal to the transaction price applicable such next available Repurchase Date.

(f) Repurchase requests are irrevocable by the Members upon receipt by the Company, but such irrevocability may be waived in the Company’s sole discretion.

(g) The Company may waive or reduce the Repurchase Request Period in its sole discretion and/or permit repurchases at other times in its sole discretion.

(h) Repurchase proceeds shall typically be paid within forty-five (45) days after the Repurchase Date. In the event of a complete repurchase, at least 95% of the amount distributable to the Member shall be paid within forty-five (45) days after the Repurchase Date, and the remaining balance of the distribution shall be paid without interest (although the Company reserves the right to pay interest in its sole discretion) within a reasonable time following the completion of the Company’s audit for the Fiscal Year in which the repurchase occurs, subject to the right of the Company to establish reasonable reserves in the event that the Company is subject to a contingent liability at the time of the repurchase.

(i) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be permitted to repurchase all or any portion of a Member’s Units if the Company determines that such repurchase would itself cause a REIT qualification issue, cause the assets of the Company to be deemed to be “plan assets” for purposes of ERISA or Section 4975 of the Code or violate any other provision of this Agreement.

(j) For the avoidance of doubt, while Members may request that the Company repurchase all or any portion of their Units pursuant to the repurchase plan upon the Company’s offer to repurchase such Units, the Company shall not be obligated to repurchase any Units and may choose to repurchase only some, or even none, of the Units that have been requested to be repurchased in any particular quarter, as determined in the sole discretion of the Company.

Section 6.03 Termination of Units. The Company may, in its sole discretion, terminate all or any portion of the Units of any Member upon at least five (5) days’ prior written notice to such Member, for any reason or no reason; provided, however, if the Company has not otherwise provided notice to terminate the Units of a Member, the Company may not terminate the Units of such Member who has submitted a request to call a meeting for the purpose of terminating the Company solely for the purpose of preventing such termination. The Member receiving such notice shall be treated for all purposes and in all respects as a Member who has given notice of repurchase of all or a portion of its Units, as the case may be, under Section 6.02.

Section 6.04 Death, Disability, etc. of Members.

(a) The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Member shall not dissolve the Company. The legal representatives of a Member shall succeed as assignee to the Member’s Units upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Member, but shall not be admitted as a substituted Member without the consent of the Company, in its sole discretion.

(b) In the event of the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Member or if the legal representatives of such Member provide notice of a complete repurchase request by the Member, the Units of such Member shall be repurchased as of the next occurring Repurchase Date upon at least ninety (90) calendar days’ prior written notice to the Company. Until such repurchase occurs, the Units of such Member shall continue to remain invested in the Company (and thereby be subject to the risk of investment loss) until the effective date of the repurchase or the earlier termination of the Company. Payment to the legal representatives shall be made on the same terms, and shall be subject to the same conditions, as set forth in Section 6.02(a) in respect of a repurchase of all of its Units.

Section 6.05 Distributions.

(a) The Company may, in its sole discretion, make distributions in cash or in kind, or in a combination thereof, in connection with the Company’s repurchase of Units or pursuant to Section 6.03. In each case, the assets to be distributed in kind to any such Member whose Units are being repurchased may be distributed to such Member in such amounts, as determined by the Company in its sole discretion. Distributions that are made in kind are not required to represent a pro rata portion of the portfolio to the extent that a pro rata distribution is not practicable or is not in the best interest of the Company (or the remaining Members), in each case, as determined by the Company in its sole discretion. Except as set forth in Section 6.05(f), the Company also may, in its sole discretion, make distributions in cash or in kind, or in a combination thereof, at any time to all of the Members on a pro rata basis in accordance with the number of Units held by Members.

(b) The Company may choose, in its sole discretion, which assets of the Company to distribute in kind. If a distribution is made in kind, immediately prior to such distribution, the Company shall determine the fair value of the assets distributed and adjust the Net Asset Value of the Units held by Members upwards or downwards to reflect the difference between the book value and the fair value thereof. In-kind distributions may be comprised of, among other things, interests in Special Purpose Vehicles holding the actual investment or participations in the actual investment owned by the Company or participation notes (or similar derivative instruments), which provide a return with respect to certain Securities of the Company. The holders of interests in a Special Purpose Vehicle shall bear the expenses of such Special Purpose Vehicle.

(c) The provisions of this Section 6.05(a)-(e) shall apply to distributions made in connection with any repurchase of Units under Article VI and in connection with dissolution pursuant to Article VIII.

(d) The Company shall give at least 15 days’ prior written notice to each Member that is a BHC Member of any proposal to distribute property in-kind to such Member and the proposed date of such distribution, and shall not make any such distribution in-kind to the extent that such BHC Member advises the Company at least five days prior to the date set forth in such notice for such distribution that such distribution in-kind could reasonably be expected to cause it to violate the BHCA.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company, and the Investment Manager on behalf of the Company, shall not be required to make a distribution to any Member on account of its Units if such distribution would violate the Act or other applicable law.

(f) The Company shall make sufficient distributions to maintain its qualification as a REIT and retains ultimate discretion on whether to make distributions and the timing thereof.

(g) Current Income in respect of a Member may be reinvested by the Company (pursuant to a Reinvestment Election) or distributed (pursuant to a Distribution Election), in each case, in accordance with the terms and conditions set forth in this Agreement. Distributions made to a Member that represent a return of capital (and not Current Income) shall increase such Member’s Remaining Commitment, provided that in no event shall a Member’s Remaining Commitment be increased above its Capital Commitment.

(h)The right of any Member to receive distributions shall be subject to the provision by the Company for all Company liabilities in accordance with the Act and for estimated accrued expenses, liabilities or contingencies, even if such reserves are not required by U.S. GAAP.

(i) The Company may make distributions to the Members at such times and in such amounts each Fiscal Year in order to qualify as a REIT and to preserve its status as a REIT.

(j) The Company may withhold from any amounts distributable to any Member any amounts of any tax required to be withheld by the Company in regard to such Member under the Code or the Regulations or the tax laws of any jurisdiction. Such amounts withheld by the Company shall be treated as a distribution to such Member, including for purposes of Section 4.09, and paid by such Member to the relevant tax authority. If the Company is required to withhold taxes with respect to any amounts that are not currently distributed to a Member, the Member shall pay to the Company an amount equal to the amount required to be withheld by the Company. The payment of this amount by the Member to the Company shall not be considered a Capital Contribution.

(k) The Company shall use reasonable efforts to make distributions each year in an amount that will cause the Company’s “dividends paid deduction” (as defined in Section 561 of the Code) to at least equal the Company’s taxable income for the year (determined without regard to the dividends paid deduction). If there are not sufficient Investment Proceeds to make such distributions, the Company is authorized to take such actions (including a declaration of consent dividends) as the Company determines is appropriate to cause the dividends paid deduction to equal the Company’s taxable income. Each Member agrees that, upon the request of the Company, it will promptly execute and return to the Company an IRS Form 2848 (Power of Attorney and Declaration of Representative) to permit the preparation and filing of IRS Form 972 (Consent of Shareholder to Include Specific Amount in Gross Income) on such Member’s behalf.

Section 6.06 Effective Date of Repurchase. Unless otherwise specified in this Agreement, the effective date of the repurchase by the Company of a Member’s Units shall mean the day immediately following: (i) the Repurchase Date in the case of a repurchase pursuant to Section 6.02(a); (ii) the date determined by the Company pursuant to Section 6.07(c) if a Suspension has been lifted; or (iii) the date determined by the Company if such Member’s Units are subject to termination pursuant to Section 6.03.

Section 6.07 Additional Limitations on Repurchases of Units.

(a) The right of any Member or its legal representatives to request the repurchase of Units and to have distributed to it any such amount (or any portion thereof) pursuant to this Article VI is subject to the provision by the Company for all Company liabilities in accordance with the Act and for reserves and holdbacks in accordance with Section 5.08. The unused portion of any reserve shall be distributed to the Members to which the reserve applied, with interest, after the Company shall have determined that the need therefor shall have ceased.

(b) The Company may, in its sole and absolute discretion, suspend repurchases of Units, distributions and/or the calculation of its Net Asset Value (each, a “Suspension”), including, without limitation, as a result of adverse economic or market conditions, tax considerations, or due to adverse business conditions for the Company, the Investment Manager or their respective Affiliates. For example, a Suspension may occur to effect an orderly liquidation of the Company’s assets necessary to effect repurchase of Units or due to other legal, regulatory or judicial limitations.

(c) The Company shall provide written notice to each Member of a Suspension. Throughout the entire period of any Suspension, the Management Fee and the Incentive Fee shall continue to apply and the Members shall continue to be exposed to the investment risks of the Company and subject to the profits and losses thereof. Any Suspension shall take effect at such time as the Company shall declare and, thereafter, no repurchases of Units or distributions may be made until the Company declares any such Suspension to be at an end. Upon the determination by the Company that the above-mentioned conditions no longer apply with respect to any Suspension, repurchase and distribution rights shall be promptly reinstated.

(d) Without limiting the foregoing, In addition, the Company may impose a Suspension if the Company reasonably deems it necessary to do so to comply with laws and regulations applicable to the Company, the Investment Manager or any of the Company’s other service providers.

(e) Units may not be repurchased if such repurchase would result in the Company (i) becoming “closely held” within the meaning of Section 856(h) of the Code, (ii) becoming a “pension-held REIT” within the meaning of Section 856(h)(3)(D) of the Code, (iii) being beneficially owned by fewer than 100 Persons (as provided in Section 856(a) of the Code), or (iv) otherwise failing to qualify or maintain its qualification as a REIT under the Code.

Section 6.08 Repurchase of Units Held by BHC Members. If at any time, as a result of proposed repurchase of Units with respect to or distributions to other Members, or for any other reason, the Company expects a BHC Member’s Units to equal or exceed 25% of the aggregate Units of all of the Members, the Company shall immediately notify such BHC Member and permit such BHC Member to have its Units repurchased by the Company in such amount as shall be necessary to maintain such BHC Member’s total investment in the Company at a level below 25% of the aggregate Units of all of the Members.

Section 6.09 No Withdrawals. Members may not withdraw from the Company, except with the prior written consent of the Company.

ARTICLE VII

Transfers of Units

Section 7.01 Assignability of Units. Members may not make Transfers of Units, in whole or in part, except in accordance with Section 6.04 or by other operation of law, or in accordance with the terms and conditions set forth in this Article VII or otherwise in this Agreement. Each holder of Units agrees and acknowledges that the Units have not been registered under the Securities Act, and that the Units may not be transferred except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act or any other applicable federal or state securities laws or regulations, in which case the Investment Manager may require that the Member provide certain supporting evidence regarding satisfaction of this condition (including a legal opinion in writing and in form and substance reasonably satisfactory to the Investment Manager). Transfers shall not violate any applicable economic sanctions or anti-money laundering laws and must be consistent with the Company’s REIT qualification requirements, as determined by the Company in its sole discretion.

Section 7.02 Substitute Member. No Transferee of Units shall become a Substitute Member unless all of the following conditions have been satisfied, within such reasonable time period as the Company shall determine:

(a) The Transfer is permitted under Section 7.01;

(b) The Company receives a duplicate original of all documents effecting the Transfer from the Transferor to the Transferee;

(c) The Company consents to the admission of the Transferee as a Substitute Member, which consent may be granted or withheld in the Company’s sole discretion;

(d) The Transferee has executed an instrument, in form and substance satisfactory to the Company, accepting and agreeing to be bound by all terms and conditions of this Agreement; and

(e) The Transfer shall not cause the Company to hold “plan assets” or require the Company to qualify as a “venture capital operating company,” both terms as defined in the Department of Labor Regulation 29 C.F.R. Section 2510.3-101 promulgated under and as modified by Section 3(42) of ERISA, in order to prevent its assets from being treated as plan assets.

Section 7.03 REIT Ownership Concentration Restrictions.

(a) Units may not be transferred if such transfer would result in the Company (i) becoming “closely held” within the meaning of Section 856(h) of the Code, (ii) becoming a “pension-held REIT” within the meaning of Section 856(h)(3)(D) of the Code, (iii) being beneficially owned by fewer than 100 Persons (as provided in Section 856(a) of the Code), or (iv) otherwise failing to qualify or maintain its qualification as a REIT under the Code.

(b) If the Company determines that the commitments or Capital Contributions of a Member is so large that there is a reasonable likelihood that the Company (i) will be deemed to be “closely held” within the meaning of Section 856(h) of the Code, (ii) will be deemed to be a “pension-held REIT” within the meaning of Section 856(h)(3)(D) of the Code, or (iii) the Company otherwise fails to qualify or maintain its qualification as a REIT, the Company will notify such Member and provide the Member with appropriate details. Following such notice, such Member may:

(i) request the Company to make an appropriate exemption, but only to the extent such exemption is available in this Agreement and can be made without jeopardizing the qualification of the Company as a REIT, as determined in the judgment of the Company; or

(ii) assign all or any portion of its Units to a third party whose acquisition of such Units would result in elimination of the issues related to REIT qualification in a transaction that complies with this Article VII.

(c) Units may not be transferred if such transfer would result in a Person beneficially or constructively owning more than 9.8% by value or number of Units, whichever is more restrictive, of the outstanding Units of the Company.

(d) Any such transfer as described in Section 7.03(a), (b) and (c) shall be void ab initio and the Company shall cause such Units that are in excess of the restrictions set forth in this Section 7.03 to be classified as “Excess Units.”

(e) If the Member has not taken an action under Section 7.03(b) that results, in the judgment of the Company, in elimination of the REIT qualification issues, then the Company shall have the right, but not the obligation, upon fifteen (15) days prior written notice, to do, in its sole discretion, any or all of the following:

(i) prohibit the Member from making a Capital Contribution with respect to any and all future investments and reduce the Member’s Remaining Commitment to any amount greater than or equal to zero;

(ii) offer to each other Member the opportunity to purchase a portion of the Member’s Units at the fair market value thereof (such Units may, in the Company’s sole discretion, include all or any portion of the Member’s Remaining Commitment to the Company), provided that, no Member shall be entitled to purchase a percentage of such Units if the Company determines that such purchase would itself cause a REIT qualification issue or violate any other provision of this Agreement;

(iii) offer to any Person the opportunity to purchase, or purchase itself, at the fair market value thereof, all or any portion of the Member’s Interest that remains after operation of Section 7.03(e)(ii) (such interest may, in the Company’s sole discretion, include all or any portion of the Member’s Remaining Commitment to the Company);

(iv) liquidate all or any portion of the Member’s Units or make a special distribution in respect of such Units to such Member, in which case such Member’s right to receive future distributions pursuant to Sections 6.05 and 8.03 shall be appropriately adjusted in good faith by the Company and the Company may, in its sole discretion, choose to distribute cash, cash equivalents and Securities or any combination of the foregoing, in an amount (or having a fair market value) equal to the fair market value of such Units; or

(v) dissolve and terminate the Company and distribute the Company assets in accordance with Section 8.03.

(f) In determining the appropriate action to take under this Section 7.03, the Company shall take into consideration the effect of such action on all of the Members, including those Members that have not caused the Company to consider any of the foregoing actions.

(g) The Company shall be entitled to treat the record owner (on the books of the Company) of any Units as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written instrument of assignment of such Unit has been received by the Company and recorded on the books of the Company.

Section 7.04 Excess Units.

(a) Any Person who acquires or attempts to acquire Units in violation of Section 7.03, or any Person who is a transferee such that Excess Units result under Section 7.03(d), shall immediately give written notice or, in the event of a proposed or attempted Transfer, shall give at least fifteen (15) days prior written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company’s status as a REIT.

(b) Upon any purported Transfer that results in Excess Units, such Excess Units shall be deemed to have been transferred to the Excess Unit Trustee, as trustee of the Excess Unit Trust for the exclusive benefit of the Charitable Beneficiary. Excess Units so held in trust shall be issued and outstanding Units of the Company. The Purported Beneficial Transferee shall have no rights in such Excess Units except as provided in this section.

(c) Any distributions (whether as dividends, distributions upon liquidation, dissolution or winding up or otherwise) on Excess Units shall be paid to the Excess Unit Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (a) the amount of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Units, or if the Purported Record Transferee did not give value for the Units, the market price of the Units on the day of the event causing the Units to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Company that the Units with respect to which the dividend or distribution was made had been exchanged for Excess Units shall be repaid by the Purported Record Transferee to the Excess Unit Trust for the benefit of the Charitable Beneficiary.

(d) The Excess Unit Trustee shall be entitled to vote the Excess Units for the benefit of the Charitable Beneficiary on any matter. Subject to Delaware law, any vote taken by a Purported Record Transferee prior to the discovery by the Company that the Excess Units were held in trust shall be rescinded ab initio. The owner of the Excess Units shall be deemed to have given an irrevocable proxy to the Excess Unit Trustee to vote the Excess Units for the benefit of the Charitable Beneficiary.

(e) Excess Units shall be transferable only as provided in this Section 7.04. At the direction of the Company, the Excess Unit Trustee shall transfer the Units held in the Excess Unit Trust to a person whose ownership of the Units shall not violate the restrictions set forth in Section 7.03. Such transfer shall be made within sixty (60) days after the latest of (x) the date of the Transfer which resulted in such Excess Units and (y) the date the Company determines in good faith that a Transfer resulting in Excess Units has occurred, if the Company does not receive a notice of such Transfer pursuant to Section 7.03. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of the price paid by the Purported Record Transferee for the Units or, if the Purported Record Transferee did not give value for the Units, the market price of the Units on the day of the event causing the Units to be held in trust, and the price received by the Excess Unit Trust from the sale or other disposition of the Units. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Units by the Excess Unit Trustee, the Company must have waived in writing its repurchase rights under this Agreement. It is expressly understood that the Purported Record Transferee may enforce the non-transferability provisions of this section against the Charitable Beneficiary.

(f) If any of the foregoing restrictions on transfer of Excess Units is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Units and to hold such Excess Units on behalf of the Company.

(g) Excess Units shall be deemed to have been offered for sale to the Company, or its designee, at a price per Unit equal to the lesser of the price per Unit in the transaction that created such Excess Units (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Units, the market price at the time of such devise, gift or other transaction) and the market price of the Units to which such Excess Units relates on the date the Company, or its designee, accepts such offer (the “Excess Unit Redemption Price”). The Company shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Transfer which resulted in such Excess Units and (y) the date the Company determines in good faith that a Transfer resulting in Excess Units has occurred, if the Company does not receive a notice of such Transfer pursuant to this section but in no event later than a permitted Transfer pursuant to and in compliance with the terms of this section. Unless the General Partner determines that it is in the interests of the Company to make earlier payments of all of the amount determined as the Excess Unit Redemption Price per Unit in accordance with the preceding sentence, the Excess Unit Redemption Price may be payable at the option of the Company at any time up to but not later than one year after the date the Company accepts the offer to purchase the Excess Units. In no event shall the Company have an obligation to pay interest to the Purported Record Transferee.

ARTICLE VIII

Duration and Dissolution of the Company

Section 8.01 Term. The term of the Company began on the date the Certificate of Formation of the Company was filed.

Section 8.02 Dissolution.

(a) The Company shall be terminated and dissolved upon the happening of any of the following events:

(i) a determination by the Investment Manager to terminate the Company;

(ii) the occurrence of any event that would make unlawful the continued existence of the Company;

(iii) the Investment Manager resigns as such and no successor manager is appointed; or

(iv) the vote by non-Affiliated Members holding in the aggregate a Majority of all Units held by non-Affiliated Members to dissolve the Company (which vote may be taken at a meeting called at the request of non-Affiliated Members holding Units of not less than 10% of the Net Asset Value of all Units held by non-Affiliated Members).

(b) Notwithstanding any inconsistent or contrary provision in this Agreement, the Company shall not unreasonably limit or restrict the Members’ right and ability to meet, conduct a dissolution vote, or dissolve the Company pursuant to this Section 8.02, including by the exercise of the Company’s right to terminate a Member’s Units pursuant to Section 6.03 hereof.

(c) Upon a determination to dissolve the Company, repurchase requests and distributions in respect of pending repurchases of Units may not be made.

Section 8.03 Winding Up.

(a) Upon dissolution of the Company, the Investment Manager shall, within no more than 30 days after completion of a final audit of the Company’s financial statements, make distributions out of the Company’s assets, in the following manner and order:

(i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(ii) to the Members in the proportion of their respective interest in Units as of the date of such distribution.

(b) The Investment Manager, in its sole discretion, or a Majority of Members if the Company no longer has an Investment Manager, may at any time and from time to time, designate one or more liquidators, including one or more members of the Investment Manager, who shall have full authority to wind up and liquidate the business of the Company and to make final distributions as provided in this Section 8.03. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the Investment Manager or a Majority of Members, as the case may be. Any such liquidator may receive compensation as shall be fixed, from time to time, by the Investment Manager or a Majority of Members, as the case may be.

Section 8.04 Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Company to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

ARTICLE IX

Tax Returns and Reports; Reports to Members; Books and Records; REIT Qualification

Section 9.01 Independent Auditors. The financial statements of the Company shall be audited by an independent certified public accountant selected by the Company as of the end of each Fiscal Year.

Section 9.02 Filing of Tax Returns. The Company or its designated agent shall prepare and file, or cause the accountants of the Company to prepare and file, any information, reports, tax returns or other documents required or requested to be filed, as and when due (including IRS Form 1120-REIT), whether at the Federal, state or local level.

Section 9.03 Financial Statements. Within ninety (90) days after the end of each Fiscal Year or as soon as reasonably practicable thereafter, the Company shall prepare and mail to each Member and, to the extent necessary, to each Former Member (or its legal representatives) financial statements of the Company (which need not include the list of the Company’s investments that may be required by GAAP), audited by the independent certified public accountant selected by the Company. In addition, on a monthly basis, the Company shall also provide each Member with an estimated, unofficial statement as to its Units.

Section 9.04 Reporting. The Company will provide Members with audited annual financial reports prepared in compliance with GAAP. The Company also expects to provide each Member with quarterly letters regarding financial market commentary. Amounts paid to Members as dividends from the Company, or as gross proceeds from a repurchase of Units, generally will be reported to such Members and the IRS on an IRS Form 1099. In addition, it is expected that the Company shall be required to comply with certain reporting requirements set forth in the Exchange Act, including the filing of annual, quarterly and current reports, proxy statements and other information with the SEC.

Section 9.05 Books and Records.

(a) The Company shall keep books and records pertaining to the Company’s affairs showing all of its assets and liabilities, receipts and disbursements, gains and losses, Members’ interest in Units and all transactions entered into by the Company. Such books and records of the Company shall be kept at the Company’s office or at the office of an agent of the Company. The Company shall maintain all records required to be maintained by a REIT pursuant to Sections 856 to 860 of the Code and the Regulations promulgated thereunder.

(b) Pursuant to Section 17-305(f) of the Act, except as otherwise expressly provided in this Agreement or any Other Agreement, no Member shall have any right to obtain any information contained in the books and records of the Company, including any information relating to any other Member or the Company’s trading activity.

Section 9.06 REIT Qualification.

(a) The Company intends to qualify and elect to be taxed as a REIT, beginning with its taxable year that begins on the Initial Closing Date.

(b) The Company is authorized to conduct its business in such manner as is necessary to qualify as a REIT under Sections 856-860 of the Code and maintain such qualification until such time as the Company determines that it is no longer in the best interests of the Members to do so. In furtherance of the foregoing, the Company shall be authorized to take any and all actions from time to time as may be necessary or appropriate in its judgment and discretion to preserve its status as a REIT.

(c) REIT status requires that the Company be classified for Federal income tax purposes as a corporation and not as a partnership. As a result, the Company intends to file an election under the Regulations to be treated as an association taxable as a corporation. Each Member agrees to the making of this election and expressly authorizes the Company to make this election with the IRS in any suitable manner pursuant to the Regulations.

ARTICLE X

Confidential Information

Section 10.01 Confidentiality.

(a) In connection with the organization of the Company and its ongoing business, the Members will receive or have access to Confidential Information. Subject to permissions granted under any Other Agreement between a Member and the Company (including a Subscription Agreement), each Member agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Units or for purposes of filing such Member’s tax returns) or disclose to any Person, any Confidential Information except to its Authorized Representatives on a need to know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process. Notwithstanding anything in this Agreement to the contrary, each Member (and each employee, representative, or other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Company and the Subsidiaries and (ii) any of the Company’s or the Subsidiaries’ transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Member relating to such tax treatment and tax structure, it being understood that “tax treatment” and “tax structure” do not include the name or the identifying information of (i) the Company or the Subsidiaries or (ii) the parties to a transaction. Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Member shall use its reasonable best efforts to notify the Company of such disclosure. Prior to any disclosure to any Authorized Representative of a Member, such Member must advise such Authorized Representative of the obligations set forth in this Section 10.01.

(b) Notwithstanding anything to the contrary, in connection with applicable “whistleblower” rules and regulations, no Member shall be prohibited under this Agreement from (i) communicating with the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”) or (ii) otherwise participating in any investigation or proceeding that may be conducted by any Government Agency (including providing documents or other information), and shall not be required to provide notice of the foregoing to the Company.

(c) Each Member agrees that the Company has the right to keep confidential from the Members, for such period of time as the Company in its sole discretion deems reasonable, any Confidential Information.

Section 10.02 Equitable and Injunctive Relief. The Members acknowledge that (a) the provisions of Section 10.01 hereof are intended to preserve the unique relationship between the Members and (b) the provisions of Section 10.01 are intended to preserve the value and goodwill of the Company’s business; and that, in the event of a breach or a threatened breach by any Member of its obligations under Section 10.01, the others will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Member, any of the other Members shall be entitled to such equitable and injunctive relief as may be available to restrain such Member and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing in this Agreement shall be construed as prohibiting a Member from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

ARTICLE XI

Miscellaneous

Section 11.01 Entire Agreement. This Agreement, each Subscription Agreement and, with reference to a Member that has entered into an Other Agreement, such Other Agreement, supersede any and all existing agreements, oral or written, between or among the Company, the Investment Manager and the Members, with respect to the Company.

Section 11.02 Execution of Other Documents. Each of the Members agrees to execute upon demand such certificates, counterparts, instruments and documents as may from time to time be required to be filed or recorded by law.

Section 11.03 Power of Attorney. Each of the Members hereby appoints the Investment Manager as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) a Certificate of Formation of the Company and any amendments thereto as may be required under the Act;

(b) any duly adopted amendment to this Agreement;

(c) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including, but not limited to, a Certificate of Cancellation of the Certificate of Formation); and

(d) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Company, or required by any applicable Federal, state or local law. The power of attorney hereby granted by each of the Members is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Member; provided, however, that such power of attorney shall terminate upon the substitution of another limited partner for all of such Member’s interest in the Company or upon the complete withdrawal of such Member from participation in the Company.

Section 11.04 Amendments to Agreement.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the consent of a Majority of the Members, which consent may be written or passive (i.e., Members shall be deemed to have consented to such modification or amendment if they fail to object to such modification or amendment within a specific period of time set by the Company, which period of time shall be at least thirty (30) days from the date such Members are notified of such modification or amendment), and the affirmative vote of the Board, insofar as is consistent with the laws governing this Agreement, except that:

(i) without the consent of the Members, the Company may amend this Agreement to: (A) reflect a change in the name of the Company; (B) make any change that is necessary or, in the opinion of the Board, advisable to qualify the Company as a REIT under the Code and Regulations; (C) make any change that is necessary or, in the opinion of the Company, advisable to ensure the Company’s qualification as a publicly-offered REIT (within the meaning of Section 562(c)(2) of the Code); (D) make any change that does not adversely affect all Members in any material respect; (E) make any change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect all Members in any material respect; (F) correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not increase the authority of the Board in any material respect or adversely affect the Members in any material respect; (G) make any change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any Federal, state or non-US governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Members; (H) prevent the Company from in any manner being deemed an “investment company” subject to the provisions of the Company Act; (I) prevent the assets of the Company from being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of Title I of ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provisions of succeeding law); (J) amend or supplement the Reinvestment Plan set forth in Section 5.04 hereof; or (K) make any other amendments similar to the foregoing; and

(ii) Except with respect to amendments described in Section 11.04(a)(i)(B) & (C), each Member must approve of any amendment that would (x) limit its right of distributions; or (y) amend the provisions of this Agreement relating to amendments; provided, that Members that hold in excess of two-thirds of the outstanding Units of a particular Class may approve any amendment that would restrict the distribution rights of all Members holding Units of such Class.

(b) A Member may divide its Units for purposes of exercising any voting rights under this Agreement.

Section 11.05 Non-Voting Units of BHC Members.

(a) The portion of any Units held for their own account by a BHC Member whose Units are determined, at any time, to be in excess of 4.99% (or such greater or lesser percentage as may be permitted or required under Section 4(c)(6) of the BHCA) of the total outstanding aggregate voting Units of all Members, excluding any other Units that are Non-Voting Units pursuant to this Section 11.05, shall be deemed to be Non-Voting Interests to the extent of such excess above 4.99% (whether or not subsequently transferred, in whole or in part, to any other Person); provided, that such Non-Voting Units shall be permitted to vote (i) on any proposal to dissolve or continue the business of the Company, and (ii) on matters with respect to which voting rights are not considered to be “voting securities” under 12 C.F.R. § 225.2(q)(2), including such matters which may “significantly and adversely” affect a BHC Member (such as amendments to this Agreement or modifications of the terms of its Units). To the extent permitted by the BHCA, and except as otherwise provided in this Section 11.05 and Section 11.06, Non-Voting Units shall not be counted as Units held by any Member for purposes of determining whether any vote or consent required by this Agreement has been approved or given by the requisite percentage of the Members.

(b) A BHC Member shall be permitted to vote on the removal of the Investment Manager and the selection of any successor Investment Manager only to the extent of its voting Units, and each BHC Member irrevocably waives its right to vote its Non-Voting Units on the selection of a successor Investment Manager under the Act, which waiver shall be binding upon such BHC Member or any Person that succeeds to its Interest.

(c) Except as provided in this Section 11.05, Units held by a Member as Non-Voting Units shall be identical in all regards to all other Units held by Members.

Section 11.06 Non-Voting Units of Registered Fund Members.

(a) Units owned, controlled or held with power to vote by a Registered Fund Member, by an affiliated person (as such term is defined under the Company Act) of a Registered Fund Member or by an affiliated person of such a Person, shall be a Non-Voting Units; provided, however, that such Non-Voting Units shall be permitted to vote on matters as to which the exercise of voting rights would not cause the Non-Voting Units to be deemed a “voting security” as defined under Section 2(a)(42) of the Company Act.

(b) Except as provided in this Section 11.06, Units held by a Registered Fund Member as Non-Voting Units shall be identical in all regards to all other Units held by Members.

Section 11.07 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern all partnership aspects of this Agreement.

Section 11.08 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 11.09 Dispute Resolution.

(a) The parties agree to submit all controversies arising among them in connection with the Company or its businesses or concerning any transaction, dispute or the construction, performance or breach of this, or any other agreement, whether entered into prior, on or subsequent to the date set forth above to arbitration in accordance with the provisions set forth below and understand that: (i) arbitration is final and binding on the parties; (ii) the parties are waiving their rights to seek remedies in court, including the right to JURY TRIAL; and (iii) pre-arbitration discovery generally is more limited than and different from court proceedings.

(b) Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by JAMS. The parties may also select any national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy. Such arbitration shall be governed by the rules of the organization convening the panel.

(c) Arbitrations conducted pursuant to this provision shall be before a panel of one arbitrator. The arbitrator’s award shall not include factual findings or legal reasoning and every aspect of the arbitration, including the award, shall be treated as Confidential Information. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the party or parties against whom such award is rendered. Each party agrees that the determination of the arbitrator shall be binding and conclusive upon them.

(d) No party shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any party who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the party is excluded from the class by court.

(e) The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated in this Agreement.

Section 11.10 Counterparts. Counterparts may be executed through the use of separate signature pages (or the Subscription Agreement) or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 11.11 Successors and Assigns. This Agreement shall inure to the benefit of each Member and the executors, administrators, estates, heirs, legal successors and representatives of such Member.

Section 11.12 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

Section 11.13 Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) or by facsimile. All notices to the Company shall be addressed to its principal office and place of business (if delivered personally or by post), to facsimile number (212) 969-2293 for the attention of the Office of the General Counsel. All notices addressed to a Member shall be addressed to such Member at the address set forth on the books and records of the Company. Any Member may designate a new address by notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the

United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when sent, if e-mailed on a Business Day; the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day; when receipt is acknowledged, if facsimiled on a Business Day; and the next Business Day following the day on which receipt is acknowledged if facsimiled on a day that is not a Business Day.

Section 11.14 No Third-Party Rights. Except for the provisions of Sections 4.06 and 4.07, the provisions of this Agreement, including the provisions of Sections 3.03 and 6.02, are not intended to be for the benefit of any creditor or other Person (other than the Members in their capacities as such) to which any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Company or any Member, and, to the fullest extent permitted by law, no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise) or shall by reason of any such provisions have a right to make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation against the Company or any Member.

Section 11.15 Headings. The table of contents, titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Article” or “Section” in this Agreement shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise.

Section 11.16 Counsel to the Company. The Company has initially selected Dechert LLP (“Company Counsel”) as legal counsel to the Company. Company Counsel may also serve as counsel to the Board and the Investment Manager. The Company may execute any consent to the representation of the Company that Company Counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction. Company Counsel is not representing any Member with respect to its becoming a Member, or with respect to any action taken by the Company, whether or not Company Counsel has represented such Member with respect to other matters.

Section 11.17 Waiver of Partition. Except as may otherwise be required by law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

Section 11.18 REIT Status. Nothing contained in this Agreement shall limit the ability of the Company to take such actions as it deems necessary or advisable to protect the Company and the interests of its Members by preservation of the Company’s status as a REIT.

Section 11.19 Ambiguities. In the case of an ambiguity in the application of any of the provisions of Section 3.05, 7.03, 9.06 or 11.18, the Company shall have the power to interpret and determine the application of the provisions of such Sections with respect to any situation based on the facts known to the Company.

Section 11.20 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

INVESTMENT MANAGER:

ALLIANCEBERNSTEIN L.P.

By:

Name:
Title:

INITIAL MEMBER:

ALLIANCE CAPITAL MANAGEMENT LLC

By: AllianceBernstein L.P., its sole member

By:
Name:
Title:

MEMBERS:

Each Person that shall sign a Signature Page in the form attached in the Subscription Agreement (which signature page constitutes a counterpart signature page to this Agreement) and that shall be accepted by the Company as a Member.